UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) July 22, 2004

                                EMCOR GROUP, INC.
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)



            Delaware                   0-2315                11-2125338
-------------------------------   ----------------      ------------------
(State or Other Jurisdiction of   (Commission File       (I.R.S. Employer
Incorporation or Organization)        Number)           Identification No.)


  301 Merritt Seven Corporate Park
         Norwalk, Connecticut                                  06851
----------------------------------------                    ----------
(Address of Principal Executive Offices)                    (Zip Code)



(Registrant's Telephone Number, Including Area Code)      203-849-7800

Item 7.  Financial Statements and Exhibits

(c)      Exhibits.

         Exhibit No.                         Description of Exhibit

         99.1                                Press Release dated July 22, 2004

Item 12. Results of Operations and Financial Condition

     On July 22, 2004, EMCOR Group, Inc. issued a press release disclosing the results of operations for the fiscal 2004 second quarter ended June 30, 2004. A copy of this press release is attached as Exhibit 99.1.

                                 EXHIBIT INDEX

Exhibit No.                        Description
-----------                        -----------

99.1                               Press release issued by EMCOR Group, Inc.
                                   on July 22, 2004

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                              EMCOR Group, Inc.

                                 By:       /s/ Frank T. MacInnis
                                           ---------------------
                                               Frank T. MacInnis
                                     Chairman of the Board of Directors,
                                    Chief Executive Officer and President

Date:         July 22, 2004

              EMCOR GROUP, INC. REPORTS 2004 SECOND QUARTER RESULTS
                     - Reiterates 2004 Full-Year Guidance -

NORWALK, CONNECTICUT, July 22, 2004 - EMCOR Group, Inc. (NYSE: EME) today reported results for the second quarter and six months ended June 30, 2004.

For the 2004 second quarter, net income was $1.4 million, or $0.09 per diluted share, versus net income of $8.3 million, or $0.53 per diluted share, in the 2003 second quarter. For the second quarter of 2004, the Company reported revenues of $1.19 billion, compared to $1.14 billion in the second quarter of last year.

Operating income in the second quarter of 2004 was $4.2 million, versus operating income of $16.6 million in the second quarter of last year. In the second quarter of 2004, selling, general and administrative expenses ("SG&A") were $97.1 million, or 8.1% of revenues, compared to $106.6 million, or 9.3% of revenues in the same quarter last year.

As of June 30, 2004, the Company's contract backlog was $3.08 billion, versus $3.15 billion at the end of the 2003 second quarter. EMCOR's backlog evolution reflects a continuation of its planned reduction in construction projects undertaken as the Company conserves capacity in preparation for private sector market recovery.

For the first six months of 2004, the Company reported net income of $7.2 million, or $0.46 per diluted share, versus net income of $11.5 million, or $0.74 per diluted share, in the first six months of 2003. Revenues for the first half of 2004 were $2.30 billion, compared with revenues of $2.21 billion in the first half of last year.

For the first half of 2004, the Company reported an operating loss of $0.8 million, compared with operating income of $24.2 million a year ago.


                                    - MORE -

EMCOR Announces 2004 Second Quarter Results                               Page 2

Included in the Company's results for the 2004 six-month period are approximately $5.3 million in restructuring expenses, primarily related to the Company's previously announced management realignment and related initiatives, and a $9.6 million reversal of income tax reserves no longer required based on a current analysis of probable exposures. Both items were recognized in the Company's 2004 first quarter results, except for $0.1 million of restructuring expenses in the second quarter.

Frank T. MacInnis, Chairman and CEO of EMCOR Group, stated, "We believe that EMCOR's performance lags broad economic cycles by about two quarters. As the second quarter progressed, we began to see signs of a recovery in some of our markets. Although factors such as continued heightened exposure to the public sector and reduced demand for small-project discretionary work continued to adversely affect profitability, the second quarter brought with it the beginnings of a recovery in private sector work that had not previously been present in the marketplace. Additionally, efforts taken to improve the performance of our UK operations have led to improved results compared to the year ago period."

Mr. MacInnis added, "As market conditions have begun to improve, we're maintaining our focus on controlling our cost structure and managing working capital. Despite the increase in first half revenues, we were able to reduce SG&A costs by 8.9%, year over year, and strong quarterly cash performance contributed to one of the strongest balance sheets in the industry."

Mr. MacInnis concluded, "We stated early this year that the major defining factor in EMCOR's performance would be the overall pace of economic recovery. We are encouraged by the signs of improvement in both our construction and facilities services markets and we believe that this recovery will build momentum as we move into the second half of 2004. Going forward, we will continue to manage our backlog to ensure capacity to take on additional private sector work and will maintain our focus on cost controls and balance sheet strength. Given year-to-date revenue performance, we expect full-year revenue for 2004 to be approximately $4.6 billion and expect 2004 earnings per share on a diluted basis to be $2.15 and $2.75, which includes the tax accrual adjustments reported in the first quarter and 2004 actual and anticipated restructuring charges of approximately $6.0 million, as previously announced."

EMCOR  Group,   Inc.  is  a  worldwide   leader  in  mechanical  and  electrical
construction services and facilities services. This press release and other press releases may be viewed at the Company's Web site at www.emcorgroup.com.

EMCOR Group's second quarter conference call will be available live via Internet broadcast today, Thursday, July 22, at 10:30 AM Eastern Time. You can access the live call through the Home Page of the Company's Web site at www.emcorgroup.com.

                                    - MORE -
EMCOR Announces 2004 Second Quarter Results                               Page 3

     This release may contain certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Any such comments are based upon information available to EMCOR management's perception thereof, as of this date, and EMCOR assumes no obligation to update any such forward-looking statements. These forward-looking statements may include statements regarding market opportunities, market share growth, gross profit, project mix, projects with varying profit margins, and selling, general and administrative expenses. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Accordingly these statements are no guarantee of future performance. Such risk and uncertainties include, but are not limited to, adverse effects of general economic conditions, changes in the political environment, changes in the specific markets for EMCOR's services, adverse business conditions, increased competition, unfavorable labor productivity, mix of business, and risks associated with foreign operations. Certain of the risks and factors associated with EMCOR's business are also discussed in the Company's 2003 Form 10-K, its Form 10-Q for the second quarter ended June 30, 2004, and in other reports filed from time to time with the Securities and Exchange Commission. All these risks and factors should be taken into account in evaluating any forward-looking statements.


                            -FINANCIAL TABLES FOLLOW-

                                EMCOR GROUP, INC.
                              FINANCIAL HIGHLIGHTS
             (In thousands, except share and per share information)
                                   (Unaudited)

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 For the Three Months Ended             For the Six Months Ended
                                                           June 30,                              June 30,
                                                  2004              2003                2004                  2003
                                                  ----              ----                ----                  ----

   Revenues                                  $1,193,213         $1,144,378          $2,302,299            $2,205,408
   Cost of sales                              1,091,701          1,021,103           2,099,624             1,965,364
                                             ----------         ----------          ----------            ----------
   Gross profit                                 101,512            123,275             202,675               240,044
   Selling, general and
      administrative expenses                    97,141            106,638             198,142               215,813
   Restructuring expenses                           140                  0               5,319                     0
                                             ----------         ----------          ----------            ----------

   Operating income (loss)                        4,231             16,637                (786)               24,231
   Interest expense, net                          1,740              1,842               3,418                 3,644
                                             ----------         ----------          ----------            ----------
   Income (loss) before taxes                     2,491             14,795              (4,204)               20,587
   Income tax provision (benefit)                 1,046              6,522             (11,366)                9,058
                                             ----------         ----------          ----------            ----------

   Net income                                $    1,445         $    8,273          $    7,162            $   11,529
                                             ==========         ==========          ==========            ==========

   Basic earnings per share                  $     0.10         $     0.55          $     0.47            $     0.77
                                             ==========         ==========          ==========            ==========

   Diluted earnings per share                $     0.09         $     0.53          $     0.46            $     0.74
                                             ==========         ==========          ==========            ==========

   Weighted average shares of Common Stock outstanding:

        Basic                                15,139,887         14,988,836          15,098,268            14,959,666
        Diluted                              15,560,982         15,506,799          15,545,759            15,476,662


                                EMCOR GROUP, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)



                                                       June 30, 2004    Dec. 31,
                                                        (Unaudited)       2003
                                                       -------------   ---------
   ASSETS
   Current assets:
   Cash and cash equivalents                            $   50,219    $   78,260
   Accounts receivable, net                              1,066,924     1,009,170
   Costs and estimated earnings in excess of billings
     on uncompleted contracts                              235,093       249,393
   Inventories                                              10,030         9,863
                                                        ----------    ----------
   Prepaid expenses and other                               41,023        42,470
     Total current assets                                1,403,289     1,389,156

   Investments, notes, and other long-term receivables      28,404        26,452
   Property, plant & equipment, net                         62,693        66,156
   Goodwill                                                279,500       277,994
   Identifiable intangible assets, net                      20,504        22,226
   Other assets                                             13,514        13,263
                                                        ----------    ----------
   Total assets                                         $1,807,904    $1,795,247
                                                        ==========    ==========

   LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
   Borrowings under working capital credit line         $  119,300    $  139,400
   Current maturities of long-term debt and capital
     lease obligations                                         314           367
   Accounts payable                                        434,576       451,713
   Billings in excess of costs and estimated earnings
     on uncompleted contracts                              408,914       345,207
   Accrued payroll and benefits                            123,644       131,623
   Other accrued expenses and liabilities                   94,928       110,147
                                                        ----------    ----------
     Total current liabilities                           1,181,676     1,178,457

   Long-term debt and capital lease obligations                577           561
   Other long-term obligations                              98,875        94,873
   Total stockholders' equity                              526,776       521,356
                                                        ----------    ----------
   Total liabilities and stockholders' equity           $1,807,904    $1,795,247
                                                        ==========    ==========



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